CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment to Registration Statement No. 033-70742 on Form N-1A for Lincoln Variable Insurance Trust of our reports dated February 12, 2024, relating to the financial statements and financial highlights of VP Balanced Fund, VP Capital Appreciation Fund, VP Disciplined Core Value Fund, VP International Fund, VP Large Company Value Fund, VP Mid Cap Value Fund, VP Ultra® Fund, and VP Value Fund, the funds comprising American Century Variable Portfolios, Inc., appearing in the Annual Reports on Form N-CSR of American Century Variable Portfolios, Inc., for the year ended December 31, 2023, and to the references to us under the headings “Financial Highlights” in each of the Prospectuses, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

Kansas City, Missouri

April 26, 2024